Exhibit 15.2

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428
Website: www.allianceaudit.com

Consent of INDEPENDENT REGISTERED PUBLIC ACCOUNT1ING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-259573) pertaining to the 2021 Share Incentive Plan of First High-School Education Group Co., Ltd. of our reports dated May 13, 2024, with respect to the consolidated financial statements of First High-School Education Group Co., Ltd. included in this Annual Report (Form 20-F) for the years ended December 31, 2021, 2022 and 2023, filed with the Securities and Exchange Commission.

/s/ Audit Alliance LLP

Singapore

May 13, 2024